Registration Statement No. 333-217200
Filed Pursuant to Rule 433
Subject to Completion, dated June 2, 2017
Preliminary Pricing Supplement
(To the Prospectus dated April 27, 2017 and
the Prospectus Supplement dated April 27, 2017)

$__________
Senior Medium-Term Notes, Series D
Linked to a Basket of Closed-End Funds,
due July 16, 2018
•
The notes will be linked to a basket of shares (each, a “Reference Share” and together, the “Basket”) of 25 closed‑end funds (each, a “Reference Fund”).  The Reference Funds were selected in May 2017, by Raymond James & Associates, Inc. (“Raymond James”).  See the section below, “Reference Share Selection.”

•	The Reference Shares and their respective weightings in the Basket are set forth below.
•	You may lose all or a portion of the principal amount of your notes at maturity.
•
The notes may pay interest on October 16, 2017, January 16, 2018, April 16, 2018 and the maturity date.  The amount of any interest to be paid on the notes will not be fixed and will depend upon the total dividends paid on the Reference Shares during the preceding quarter, as described in more detail below.

•
On the maturity date, the amount that we will pay to you for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket over the term of the notes.  As described in more detail below, the Redemption Amount will be less than the price to the public set forth below if the “Basket Level Percentage” (as defined below) is not at least approximately 102.25%.  We describe in more detail below how the payment at maturity will be determined.

•	All payments on the notes are subject to our credit risk.
•	The notes will not be listed on any securities exchange or quotation system.
•	The CUSIP number of the notes is 06367TXH8.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interest” below.
Investing in the notes involves risks, including those described in the “Additional Risk Factors” section beginning on page PS‑7 of this pricing supplement and the “Risk Factors” sections beginning on page S-1 of the prospectus supplement, and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date of this preliminary pricing supplement, the estimated initial value of the notes is $973.70 per $1,000 in principal amount based on the terms set forth above.  The estimated initial value of the notes on the pricing date may differ from this value but will not be less than $962.50 per $1,000 in principal amount.  However, as discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public	Agent’s Commission(1)	Proceeds to Us
Per $1,000 of the Notes	US$1,000.00	US$12.50	US$987.50
Total	US$ ●	US$ ●	US$ ●

(1)          $12.50 per $1,000 in principal amount per note will be received by Raymond James for its services acting as an agent in connection with the distribution of the notes.  Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

BMO Capital Markets

KEY TERMS OF THE NOTES

This section summarizes the terms of the notes and should be read together with the additional information in this pricing supplement, including the information set forth below under the captions “Additional Risk Factors” and “Description of the Notes.”

Issue Date of the Notes:	June 30, 2017

Issue Price of the Notes:	$1,000 per $1,000 in principal amount of the notes.

Reference Shares:	The 25 Reference Funds set forth in the table below.

Reference Fund	Reference Share Weighting
Morgan Stanley Asia Pacific Fund, Inc.	1.14%
Liberty All-Star Growth Fund	1.17%
BlackRock Enhanced Equity Dividend Trust	5.00%
BlackRock Energy and Resources Trust	5.00%
BlackRock Science and Technology Trust	5.00%
John Hancock Financial Opportunities Fund	5.00%
Nuveen S&P 500 Buy-Write Income Fund	5.00%
BlackRock Enhanced Capital and Income Fund, Inc.	5.00%
Duff & Phelps Global Utility Income Fund Inc.	5.00%
Eaton Vance Tax-Advantaged Global Dividend Fund	5.00%
Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund	5.00%
Eaton Vance Tax-Managed Diversified Equity Income Fund	5.00%
First Trust Dynamic Europe Equity Income Fund	5.00%
First Trust Enhanced Equity Income Fund	3.11%
The Gabelli Dividend & Income Trust	5.00%
Guggenheim Enhanced Equity Income Fund	3.33%
John Hancock Hedged Equity & Income Fund	3.05%
Voya Global Equity Dividend and Premium Opportunity Fund	5.00%
Nuveen Core Equity Alpha Fund	3.24%
Lazard Global Total Return & Income Fund, Inc.	1.80%
Morgan Stanley Emerging Markets Fund, Inc.	1.94%
Royce Global Value Trust	1.22%
Cohen & Steers Quality Income Realty Fund, Inc.	5.00%
Tekla World Healthcare Fund	5.00%
Tri-Continental Corporation	5.00%

Reference Share Selection:
The Reference Shares were selected by Raymond James as described in the section “Reference Share Selection.”  The selection of the Reference Shares and the offering of the notes does not constitute a recommendation by us or by Raymond James as to an investment in any of the Reference Shares or to purchase the notes.  The performance of the Reference Shares may not result in a positive return on your investment in the notes.

Redemption Amount:
The amount that you will receive at maturity for each $1,000 in principal amount of the notes will depend upon the performance of the Basket.  The Redemption Amount will equal the product of (a) $1,000, (b) the Basket Level Percentage and (c) the Participation Rate.

As discussed in more detail below, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the principal amount.  In addition, the Redemption Amount could be substantially less than the principal amount of the notes.

Reference Share Weighting:	For each Reference Share, its weighting is set forth in the table above.

Reference Share Performance:
The Reference Share Performance will measure the change in value of each Reference Share over the term of the notes.  For each Reference Share, the Reference Share Performance will equal (a) the applicable Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage.  See “Description of the Notes—Payment at Maturity.”

Weighted Reference Share Performance:	For each Reference Share, the product of (a) its Reference Share Performance and (b) the Reference Share Weighting.

Participation Rate:
97.80%.  Because the Participation Rate is less than 100%, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the principal amount of the notes.  In addition, because the Participation Rate is less than 100%, the interest payments you receive on the notes will be less than the applicable Dividend Amounts.

Basket Level Percentage:	The sum of the Weighted Reference Share Performances.

Average Intra-day Price:
With respect to a Reference Share and any averaging date, the arithmetic mean of the prices at which we or any of our affiliates (which may include the calculation agent) acquires, establishes, reestablishes, substitutes, maintains, unwinds or disposes of, as the case may be, of any transactions or assets relating to that Reference Share as we deem necessary to hedge our obligations with respect to the notes.

Initial Share Price:	The arithmetic mean of the Average Intra-day Prices on each averaging date set forth below.

Final Share Price:	For one Reference Share, the arithmetic mean of the closing prices on each valuation date.

Averaging Dates:
June 23, 2017, June 26, 2017, June 27, 2017, June 28, 2017, June 29, 2017, June 30, 2017, July 3, 2017, July 5, 2017, July 6, 2017 and July 7, 2017.  Six of the averaging dates are scheduled to occur on or prior to the issue date, and four of the averaging dates are scheduled to occur after the issue date.

Valuation Dates:
The valuation dates will occur on 10 trading days occurring shortly before the maturity date.  The scheduled valuation dates are: June 27, 2018, June 28, 2018, June 29, 2018, July 2, 2018, July 3, 2018, July 5, 2018, July 6, 2018, July 9, 2018, July 10, 2018 and July 11, 2018.

Maturity Date:	July 16, 2018.

Interest Payment Dates:	October 16, 2017, January 16, 2018, April 16, 2018 and July 16, 2018 (the maturity date).

Interest Calculation Dates:	October 11, 2017, January 10, 2018, April 11, 2018 and July 11, 2018 (the final valuation date).

Calculation of Interest Payments:
The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Share during the Interest Calculation Period preceding each interest payment date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Reference Shares multiplied by (b) the Participation Rate.

Interest Calculation Period:
The first Interest Calculation Period will commence on the second averaging date and end on the first Interest Calculation Date.

Each subsequent Interest Calculation Period will begin on the trading day following an Interest Calculation Date and end on the next Interest Calculation Date.  The final Interest Calculation Date will occur on the final valuation date.

Dividend Amount:
For each Reference Share, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Share Price multiplied by (b) the applicable Reference Share Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Fund where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Interest Calculation Period, determined as described in more detail in the section below, “Description of the Notes—Payment at Maturity.”

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)

CUSIP:	06367TXH8

Distribution:
The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

Each averaging date and each valuation date for any Reference Share, as well as the maturity date, are subject to postponement in the event of a Market Disruption Event with respect to an applicable Reference Share, as described in the section “Description of the Notes – Market Disruption Events” in this pricing supplement.

The pricing date and the issue date of the notes are subject to change.  The actual pricing date, issue date, averaging dates, interest payment and calculation dates, valuation dates and maturity date for the notes will be set forth in the final pricing supplement relating to the notes.

HYPOTHETICAL PAYMENTS ON THE NOTES AT MATURITY
The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount.  The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the notes.  Numbers appearing in the examples below have been rounded for ease of analysis.  The examples below assume a Participation Rate of 97.80%.  This table does not reflect any interest that may be paid on the notes.

Basket Level Percentage	Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,369.20	36.92%
130.00%	$1,271.40	27.14%
120.00%	$1,173.60	17.36%
110.00%	$1,075.80	7.58%
102.25%(1)	$1,000.00	0.00%
100.00%(2)	$978.00	-2.20%
90.00%	$880.20	-11.98%
80.00%	$782.40	-21.76%
70.00%	$684.60	-31.54%
60.00%	$586.80	-41.32%
(1)  For you to receive a Redemption Amount greater than the principal amount the notes, the Basket Level Percentage must be greater than approximately 102.25% due to the effect of the Participation Rate being only 97.80%.
(2)  If the Basket Level Percentage is not at least approximately 102.25%, you will lose some or all of the principal amount of the notes.

Please see the sections below, “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss” and “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus supplement dated April 27, 2017, and the prospectus dated April 27, 2017.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent.  You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” in this pricing supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142764/d381374d424b5.htm

•	Prospectus dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

Bank of Montreal has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for this offering. Before you invest, you should read those documents and the other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-369-5412.

ADDITIONAL RISK FACTORS

An investment in the notes involves risks. This section describes significant risks relating to the terms of the notes. The notes are a riskier investment than ordinary debt securities. In addition, the notes are not equivalent to investing directly in the Reference Shares. Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. The amount payable on the notes at maturity will depend on the performance of the Reference Shares and the applicable Dividend Amount and may be less, and possibly significantly less, than your initial investment. If the prices of the Reference Shares decrease, the payment at maturity may be less than the principal amount. In addition, because the Participation Rate is only 97.80%, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount that exceeds the principal amount. You may lose all or a substantial portion of the amount that you invested to purchase the notes. You may incur a loss, even if the Basket Level Percentage is positive (but less than approximately 102.25%). Please also see “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

The notes may not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. There may be no periodic interest payments on the notes, and any such payments may be less than there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Share during the Interest Calculation Period preceding each interest payment date, as adjusted by the Participation Rate. The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the notes is not the same as owning the Reference Shares or a security directly linked to the performance of the Reference Shares. The return on your notes will not reflect the return you would realize if you actually owned the Reference Shares or a security directly linked to the performance of the Reference Shares and held that investment for a similar period. Your notes may trade quite differently from the Reference Shares. Changes in the prices and dividend yields of the Reference Shares may not result in comparable changes in the market value of your notes. Even if the prices and dividend yields of the Reference Shares increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the prices and dividend yields of the Reference Shares increase.

Our initial estimated value of the notes will be lower than the price to public. Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because, among other things, costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the agent’s commission, and the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page of this pricing supplement.

Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. Our initial estimated value of the notes as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions, interest rates, and other relevant factors. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

Certain costs are likely to adversely affect the value of the notes. Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the maturity date could result in a substantial loss to you.

Any increase in the price of one or more Reference Shares may be offset by decreases in the price of one or more other Reference Shares. The price of one or more of the Reference Shares may increase while the price of one or more of the other Reference Shares decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Reference Share may be moderated, or wholly offset, by decreases in the price of one or more other Reference Shares. You may incur a loss, even if the Basket Level Percentage is positive (but less than 102.25%). Due to the unequal weighing of the Basket, a decrease in the value of a Reference Share with a higher weighting in the Basket will have a more adverse impact on the value of the notes.

The notes may not have an active trading market. Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may suffer substantial losses.

The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes. Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the notes will not reflect the full performance of the Reference Shares. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Shares were purchased and held for a similar period. The Basket Level Percentage must be at least approximately 102.25% for the Redemption Amount to exceed the principal amount. In addition, because the Participation Rate is less than 100%, the interest payments you receive on the notes will be less than the applicable Dividend Amounts.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the market prices of the Reference Shares;
•	the dividend yields of the Reference Shares;
•
economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. markets in particular, and which may affect the values of the Reference Shares; and

•	interest rates in the market.

These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than your initial investment.

Payments on the notes are subject to our credit risk, and changes in our credit ratings may adversely affect the market value of the notes. The notes are our senior unsecured debt securities. The payment due on the maturity date and any interest payments are dependent upon our ability to repay our obligations at that time. This will be the case even if the values and dividend yields of the Reference Shares increase as of the interest calculation dates and the valuation dates. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

The Initial Share Price for each Reference Share will be based on the Average Intra-day Prices for that Reference Share on each averaging date, which may adversely affect the return on the notes. The Initial Share Price of each Reference Share, which is used to determine the related Reference Share Performance and therefore the Basket Level Percentage, will be based on the Average Intra-day Prices of that Reference Share on each averaging date. The Average Intra-day Price for a Reference Share on any averaging date is the arithmetic mean of the prices at which we, or one or more of our affiliates execute transactions with respect to such Reference Share on each averaging date in order to hedge our obligations under the notes.

As a result, the hedging activities relating to each Reference Share by us or any of our affiliates may affect the calculation agent’s determination of the Initial Share Price for each Reference Share; therefore, these hedging activities may adversely affect the payment at maturity, if any.

The Initial Share Price for each Reference Share will not be known until after the pricing date and the issue date of the notes. The Initial Share Price of the Reference Shares will be determined over 10 averaging dates. We expect that the first averaging date will be the pricing date of the notes. As a result, the Initial Share Price of one or more Reference Shares may be substantially higher or lower than its market price on the date that you make your investment decision to purchase the notes, and the date on which you pay for them.

The Final Share Price of each Reference Share is based on the arithmetic average of its closing prices on each valuation date and may be less than the closing prices of such Reference Share prior to such dates or on any valuation date individually. The Final Share Price of each Reference Share will be calculated based on the closing prices of that Reference Share on each of the valuation dates specified above. The prices prior to those dates will not be used to determine the Redemption Amount. Therefore, no matter how high the prices of the relevant Reference Shares may be during the term of the notes, only the closing prices of the Reference Shares on each of the valuation dates will be used to calculate the applicable Final Share Prices and the Redemption Amount payable to you at maturity. In addition, because each Final Share Price is based on the arithmetic average of the closing prices of the relevant Reference Share on each valuation date, the Final Share Price calculated in this manner may be lower than the price of the relevant Reference Share on any single valuation date. Accordingly, the averaging feature may decrease the Final Share Price and therefore your return on the notes.

Correlation among the Reference Shares may affect the value of your notes. The Reference Shares may not represent a diversified portfolio of securities. To the extent that the Reference Shares move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily attend a diversified portfolio of securities. The Reference Shares may be concentrated in a limited number of industries. An investment in the notes might increase your exposure to fluctuations in any of the sectors represented by the Basket.

We will not hold any Reference Share for your benefit. The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of Reference Shares that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Shares. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Reference Shares. In the ordinary course of their business, BMOCM, Raymond James and our respective affiliates may have expressed views on expected movements in any Reference Share, and may do so in the future. These views or reports may be communicated to our clients, Raymond James’ clients, and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Share may at any time have significantly different views from those of our respective affiliates. For these reasons, you are encouraged to derive information concerning the Reference Shares from multiple sources, and you should not rely solely on views expressed by us or our respective affiliates.

Our trading and other transactions relating to the Reference Shares, futures, options or other derivative products may adversely affect the market value of the notes. As described below under “Use of Proceeds and Hedging,” we or our affiliates may hedge our obligations under the notes by purchasing or selling the Reference Shares, futures or options relating to the Reference Shares, or other derivative instruments with returns linked or related to changes in the performance of the Reference Shares. We may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Reference Shares, and therefore, the market value of the notes, and the amount payable at maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We, Raymond James, or one or more of our respective affiliates may also engage in trading relating to the Reference Shares on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the prices of the Reference Shares and, therefore, the market value of the notes. We, Raymond James, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities and the business activities of our affiliates may create conflicts of interest. As noted above, we, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Reference Shares that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Shares, could be adverse to the interests of the holders of the notes. We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the securities or other financial obligations held by the Reference Shares, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we, Raymond James and our respective affiliates have published, and in the future expect to publish, research reports and other materials with respect to most or even all of the Reference Shares. Our views are modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Even if our affiliates or Raymond James expresses a negative opinion about one or more of the Reference Shares, or if market conditions change, the composition of the Basket will not change during the term of the notes (except under the limited circumstances described below). Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Shares and, therefore, the market value of the notes.

As calculation agent, BMOCM will have the authority to make determinations that could affect the value of your notes and your payment at maturity. As calculation agent for your notes, BMOCM will have discretion in making various determinations that affect your notes, including determining the Initial Share Prices, the Final Share Prices, the Basket Level Percentage, the Redemption Amount, the amounts of any interest payments on the notes, and whether any market disruption event has occurred. The calculation agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that a Reference Fund may undertake. The exercise of this discretion by BMOCM could adversely affect the value of your notes and may present BMOCM, which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Reference Shares should not be taken as an indication of their future performance. The Final Share Prices of the Reference Shares will determine the Redemption Amount. The historical performance of the Reference Shares does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the prices of the Reference Shares will rise or fall during the term of the notes. The prices of the Reference Shares will be influenced by complex and interrelated political, economic, financial and other factors.

Holders of the Reference Shares are only entitled to receive those dividends as each Reference Fund may distribute. Although dividends and distributions on the Reference Shares have historically been paid by these Reference Funds, they are not necessarily required to do so and may reduce or eliminate those dividends in the future. The Dividend Amount of one or more of the Reference Shares during the term of the notes may be zero. If the dividends paid on the Reference Shares are not significant, any interest payments that you receive on the notes may not be sufficient to provide you with your desired return on the notes.

Significant aspects of the tax treatment of the notes are uncertain and may be less favorable than a direct investment in the Reference Shares. The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position that such interest payments constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting.

Since the Reference Shares are the type of financial assets described under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), while the matter is not entirely clear, an investment in the notes will likely, in whole or in part, be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States Holder in respect of the notes will be recharacterized as ordinary income and certain interest charges may apply. See the section entitled “Supplemental Tax Considerations – Supplemental U.S. Federal Income Tax Considerations – Potential Application of Section 1260 of the Code.”

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder of an instrument such as the notes should be required to accrue ordinary income (in addition to the interest payments) on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.

In addition, an investment in the notes may have timing and character consequences that result in you owing more U.S. federal income tax than you would have owed if you had instead made a direct investment in the Reference Shares. In particular, the terms of the notes will require you to treat the interest payments as ordinary income, notwithstanding the fact that an actual holder of a Reference Share that is an individual may be able to treat distributions on such Reference Share as “qualified dividend income” subject to the reduced tax rate applicable to net long-term capital gains and corporate holders may be able to treat such distributions as eligible for a dividends-received deduction. This could have the effect of requiring you to pay more U.S. federal income tax than a holder of a similar investment in the Reference Shares.

Please read carefully the section entitled “Supplemental Tax Considerations” in this pricing supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes. Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Code, including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Reference Shares

The inclusion of the Reference Shares in the Basket does not guarantee a positive return on the notes. The Reference Shares were selected by Raymond James in May 2017 as described in this pricing supplement. However, there can be no assurance that any Reference Share, or the Basket in its entirety, will perform well. As discussed in more detail below, the Reference Shares were selected and weighted using a mix of objective and subjective criteria; if different criteria were used, a different basket would likely have been selected, which may perform better than the Basket to which the notes are linked. The list of Reference Shares is not dynamic; if Raymond James’ opinion of the selection process, or of one or more Reference Shares, changes after the list was constituted, that change will not cause the deletion or addition of Reference Shares to the list for purposes of the notes.

The performance of the Reference Shares may be less than the performance of the financial markets or other closed-end funds generally, and less than the performance of specific sectors of the financial markets, or other securities in which you may choose to invest. There is no assurance that the selection of the Reference Shares will result in a positive return on the notes.

Although Raymond James has expressed a positive view as to the selection of the Reference Shares, its views may change significantly during the term of the notes. In addition, any positive views of Raymond James, including its Closed-End Fund Research Department, are separate and apart from the offering of these notes, and does not constitute investment advice. Our offering of the notes does not constitute our recommendation or the recommendation of ours, Raymond James, or our respective affiliates to invest in the notes or in the Reference Shares.

You will not have any shareholder rights and will have no right to receive any Reference Shares at maturity. Investing in the notes will not make you a holder of any of the Reference Shares. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the Dividend Amounts, as adjusted by the Participation Rate, are reflected in the interest payments on the notes) or any other rights with respect to any of these securities.

Changes that affect a Reference Share may affect the market value of the notes and the amount you will receive at maturity. Changes affecting a Reference Share or a Reference Fund, such as reorganizations or mergers, will be reflected in the price of that Reference Share and therefore could affect the amount payable on your notes at maturity and the market value of the notes prior to maturity. If these events occur, the calculation agent may, for example, adjust the applicable Initial Share Price. See “Description of the Notes—Anti-dilution Adjustments and Extraordinary Events.”

No Reference Fund will have any role or responsibilities with respect to the notes. None of the Reference Funds, or their advisors or sponsors, will have authorized or approved the notes, or will be involved in this offering. No such entity will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any actions that might affect the value of the Reference Shares or the notes. No such entity will receive any of the proceeds from any offering of the notes. No Reference Fund or any other entity will be responsible for, or participate in, the determination or calculation of the payments on the notes.

We do not control any Reference Fund and we are not responsible for any disclosure made by any other company. Neither we nor any of our affiliates have the ability to control the actions of any Reference Fund, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of the Reference Funds, unless (and only to the extent that) our securities or the securities of our affiliates held by that Reference Fund. We are not responsible for any other issuer’s public disclosure of information on itself or any Reference Share, whether contained in U.S. Securities and Exchange Commission (the “SEC”) filings or otherwise. We will not perform any due diligence procedures with respect to the applicable Reference Funds. You should make your own investigation into the Reference Funds.

You will have limited anti-dilution protection with respect to the Reference Shares. The calculation agent may adjust the Initial Share Price of a Reference Share for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only as described in “Description of the Notes—Anti-dilution Adjustments and Extraordinary Events” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect a Reference Share. Any action by the applicable Reference Fund or a third party may nevertheless adversely affect the price of the Reference Share, and adversely affect the value of your notes.

Additional Risk Relating to Closed-End Funds

The Basket may lack industry, market capitalization or geographic diversification. The methodology for selecting the Basket Shares did not require diversity in any particular industry, geographic area or market capitalization of any particular Reference Fund. Consequently, the Basket may be concentrated in funds that invest in a particular industry, sector or geographic area (which may be outside of the United States), and also may contain a significant percentage of companies with a similar market capitalization, daily average trading value and discount to net asset value. These potential concentrations may have an adverse effect on the level of the Basket if, for example, a negative event occurs in a particular industry, segment or geographic area.

Investors should investigate the Reference Funds as if investing directly. Investors should conduct their own diligence of the Reference Funds as an investor would if it were directly investing in the Reference Funds. We make no representation or warranty with respect to the accuracy, validity or completeness of any information provided by the Reference Funds in their filings with the SEC or otherwise. Investors should not conclude that our offering of the notes is any form of investment recommendation by us, Raymond James, or any of our respective affiliates.

Your investment in the notes is subject to risks associated with the Reference Funds. The payments on the notes are linked to the performance of the Reference Funds. Accordingly, the risk factors applicable to investors who invest directly in the Reference Funds are also applicable to an investment in the notes, to the extent that those risk factors could adversely affect the performance of the notes. Examples of these risk factors include, without limitation, portfolio management risk, debt securities risk, senior loan risk, high-yield / junk bond risk, liquidity risk, credit risk, interest rate risk, foreign securities risk, currency risk, government securities risk, mortgage-related securities risk, and derivatives risk. As a result of these and other risks, the Reference Funds may not achieve their investment objectives. A description of these and other risks applicable each Reference Fund can be found in the offering documents published by each Reference Fund manager and may be obtained from the website for each Reference Fund.

Investors should recognize that it is impossible to know whether the value of the assets held by the Reference Funds will rise or fall and whether the investment decisions of the Reference Fund managers will prove to be successful. Trading prices of those assets will be affected by many factors that interrelate in complex ways, including economic, financial, political, military, regulatory, legal and other events.

There are risks associated with closed-end funds. Investments in closed-end funds involve certain risks. Because the notes are linked to the performance of a Basket comprised solely of closed-end funds, you should carefully consider the following risks associated with investments in closed-end funds generally, as well as the strategic risks and sector risks associated with investing in funds with specialized investment strategies, as described below:

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The Reference Funds May Trade at Fluctuating Discounts from or Premiums to Their Net Asset Values, Which May Adversely Affect Your Return. Shares of closed-end funds typically trade in the open market at discounts from, or premiums to, their net asset value (“NAV”). The levels of those discounts and premiums may fluctuate significantly over time in response to supply and demand, which are influenced by various factors. The value of the Basket, and thus the return on the notes, will be adversely affected if the Reference Funds experience decreases in premiums or increases in discounts, which is a separate risk from the risk of a decline in the value of the notes due to decreases in the NAVs of the Reference Funds.

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The Reference Funds Are Subject to Market Risk. The prices of shares of closed-end funds are sensitive to general movements in the relevant securities markets. A decrease in the values of the applicable securities market may depress the prices of shares of closed-end funds. Securities prices, like other investments, may move up or down, sometimes rapidly and unpredictably. In addition, market prices of the shares of closed-end funds may be affected by investors’ perceptions regarding closed-end funds generally or their underlying investments. Events that have an adverse effect on the financial markets as a whole could have a similarly adverse effect on the value of the notes, and these adverse effects may not be predictable.

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The Reference Funds Are Subject to Management and Issuer Risk. The success of the strategy of any closed-end fund is subject to the ability of the fund manager to achieve the fund’s investment objective. The Reference Funds may not be managed by individuals who are able to achieve their specific investment objectives, and even previously successful, fund managers may be unable, due to general financial, economic and political conditions or due to other factors beyond their control, to achieve their investment objectives. Past success in meeting investment objectives does not necessarily indicate that the fund manager will be able to continue to do so. If the fund manager of one or more of the Reference Funds is unable to achieve the relevant fund’s investment objective, the NAV of the fund may decrease and the value of the notes may be adversely affected.

Further, certain Reference Funds may invest in corporate income-producing securities. The value of those securities may decline for a number of reasons which directly relate to the issuer of those securities, such as management performance, financial leverage and reduced demand for the issuer’s goods and services. Such a decline may adversely affect the value of the Reference Fund and the value of your notes.

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Shares of Closed-End Funds Do Not Assure Dividend Payments. Closed-end funds do not guarantee the payment of dividends. Dividends are paid only when declared by the boards of directors of closed-end funds, and the level of dividends may vary over time. If a Reference Fund reduces or eliminates the level of its regular dividends, this may cause the market price of its shares, and therefore of the notes, to fall.

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Certain Reference Funds May be Classified as “Non-Diversified.” Certain closed−end funds, including some of the Reference Funds, may be classified as “non−diversified” under the Investment Company Act of 1940, as amended. A non−diversified fund has the ability to invest more of its assets in securities of a single issuer than if it were classified as a “diversified” fund, which may increase its volatility. If the closed−end fund’s investment in an issuer represents a relatively significant percentage of the closed−end fund’s portfolio, the value of the portfolio will be more impacted by a loss on that investment than if the portfolio were more diversified. If the investments of the Reference Funds are concentrated in a particular issuer or set of issuers that experiences a loss, the value of the notes could be affected.

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The Value of a Closed-End Fund May Not Accurately Track the Value of the Securities in Which That Closed-End Fund Invests. Although the trading characteristics and valuations of a closed−end fund will usually mirror the characteristics and valuations of the securities in which that closed−end fund invests, its value may not accurately track the value of those securities. The value of a closed−end fund will also reflect transaction costs and fees that the closed−end fund constituents do not have. Accordingly, the performance of a Reference Fund may not be equal to the performance of its investments during the term of the notes.

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The Organizational Documents of the Reference Funds May Contain Anti-Takeover Provisions. The organizational documents of certain of the Reference Funds may include provisions that could limit the ability of other entities or persons to acquire control of that fund or to change the composition of its board. These provisions could limit the ability of shareholders to sell their shares at a premium to prevailing market prices by discouraging a third party from seeking to obtain control of the relevant closed-end fund.

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Some of the Reference Funds Have Limited Trading Histories. The section below, “The Reference Shares,” provides historical trading information for each of the Reference Shares. As shows in that section, some of the Reference Funds have relatively shorter trading histories, as they were more recently established. It may be more difficult for you to evaluate the merits of an investment linked to such a Reference Fund as compared to a Reference Fund with a longer trading history which can be used to help evaluate its performance.

There are strategic risks associated with closed-end funds. Closed-end funds employ various strategies to achieve their investment objectives. The following section outlines the key risks of strategies pursued by closed-end funds.

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There Are Risks Associated with Corporate Loans. Some of the Reference Funds may invest in corporate loans, and therefore the notes are subject to risks associated with corporate loans. Corporate loans in which closed-end funds may invest in may not be rated by a “nationally recognized statistical rating organization” at the time of investment, generally will not be registered with the SEC and generally will not be listed on a securities exchange. In addition, the amount of public information available with respect to corporate loans generally will be less extensive than that available for more widely rated, registered and exchange-listed securities. Because the interest rates of corporate loans may reset frequently, if market interest rates fall, the loans’ interest rates will be rest to lower levels, potentially reducing an investing closed-end fund’s income. No active trading market currently exists for many corporate loans in which closed-end funds may invest and, thus, they are relatively illiquid. As a result, corporate loans generally are more difficult to value than more liquid securities for which a trading market exists.

Reference Funds may also purchase a participation interest in a corporate loan, and by doing so, acquire some or all of the interest of a bank or other lending institution in a loan to a corporate borrower. A participation typically will result in that closed-end fund having a contractual relationship only with the lender, not the borrower. In this instance, the closed-end fund will have the right to receive payments of principal, interest and any fees to which it is entitled only from the lender selling the participation and only upon receipt by the lender of the payments from the borrower. If the closed-end fund only acquires a participation in the loan made by a third party, the closed-end fund may not be able to control the exercise of any remedies that the lender would have under the corporate loan. These third-party participation arrangements are designed to give corporate loan investors preferential treatment over high-yield investors in the event of a deterioration in the credit quality of the issuer. Even when these arrangements exist, however, there can be no assurance that the principal and interest owed on the corporate loan will be repaid in full.

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There Are Risks Associated with Leverage Strategies. The Reference Funds may be leveraged. Leverage magnifies both the potential for gain and the risk of loss. Leverage may result from ordinary borrowings or may be inherent in the structure of certain closed-end fund investments, such as derivatives. If the prices of those investments decrease, or if the cost of borrowing exceeds any increase in those prices, the NAV of the relevant Reference Fund will decrease faster than if it had not used leverage. To repay borrowings, a closed-end fund may have to sell investments at a time and at a price that is unfavorable. An investment in securities of closed-end funds that use leverage may expose the notes to higher volatility in the market value of those securities and the possibility that the returns on those securities will be diminished.

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There Are Risks Associated with Covered Call Option Writing Strategies. Some of the Reference Funds may engage in a strategy known as “covered call option writing,” which is designed to produce income from option premiums and offset a portion of a market decline in the underlying security. The writer (seller) of a covered call option forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call, but retains the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time at which it may be required to fulfill its obligation as writer of the option. Once an option writer has received an exercise notice, it cannot effect a closing purchase transaction in order to terminate its obligation under the option and must deliver the underlying security at the exercise price. As a result, the closed-end funds that engage in covered call option writing may write options on securities that subsequently increase in value above the sum of the premium and the strike price of the call, which could cause that closed-end fund to receive a lower return on those securities than if they had not written those options.

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There Are Risks Associated with Derivatives. Certain Reference Funds may invest in, or enter into, derivatives such as forward contracts, options, futures contracts, options on futures contracts and swap agreements. A derivative instrument often has risks similar to its underlying instrument and may have additional risks, including imperfect correlation between the value of the derivative and the underlying instrument, risks of default by the counterparty to certain derivative transactions, magnification of losses incurred due to changes in the market value of the securities, instruments, indices or interest rates to which the derivative relates, and risks that the derivative instruments may not be liquid.

Derivatives can be volatile, and may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on a Reference Fund’s performance. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives. Successful use of derivatives is subject to the ability of the closed-end fund’s manager to predict correctly movements in the direction of the relevant market and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives.

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There Are Risks Associated with Investing in Fixed Income Securities. The Basket is comprised of closed-end funds that invest in fixed income securities. Investing in the notes, which are linked to Reference Funds that may invest in fixed income securities, differs significantly from investing directly in the bonds themselves and holding them until maturity since the values of the Reference Funds fluctuate, at times significantly, during each trading day based upon the current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed income securities, including those held by the Reference Funds, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. To the extent that the Reference Funds invest in fixed income securities with a longer term remaining to maturity, the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the Reference Funds, will be increased. As a result, rising interest rates may cause the value of the bonds underlying the Reference Funds, the Reference Funds and, therefore, the notes, to decline.

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There Are Risks Associated with Investing in High-Yield Securities. The Basket is composed of Reference Funds that may invest in high-yield securities. Securities of below investment-grade quality are regarded as having speculative characteristics with respect to their capacity to pay interest and repay principal, and are commonly referred to as “junk bonds.” Issuers of high-yield securities may be highly leveraged and may not have available to them more traditional methods of financing. The prices of these lower-grade securities are typically more sensitive to negative developments, such as a decline in the issuer’s revenues or a general economic downturn, than are the prices of higher-grade securities. The secondary market for high-yield securities may not be as liquid as the secondary market for more highly-rated securities, a factor which may have an adverse effect on a closed-end fund’s ability to dispose of a particular security. There are fewer dealers in the market for high-yield securities than for investment grade obligations. The prices quoted by different dealers may vary significantly and the spread between the bid and ask price is generally much larger than for higher quality instruments. Under adverse market or economic conditions, the secondary market for high-yield securities could contract further, independent of any specific adverse changes in the condition of a particular issuer, and these instruments may become illiquid. As a result, a closed-end fund could find it more difficult to sell these securities or may be able to sell the securities only at prices lower than the prices used in calculating a closed-end fund’s NAV.

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The Reference Funds Are Subject to Interest Rate Risk. There is a risk that debt securities, including debt securities held as collateral, in a Reference Fund’s portfolio will decline in value because of increases in market interest rates. When market interest rates rise, the market value of those debt securities, generally, will fall. If a Reference Fund invests in debt securities, then there is a risk that the NAV and market price of the applicable Reference Shares will decline if market interest rates rise.

During periods of declining interest rates, the issuer of a security may exercise its option to prepay principal earlier than scheduled, forcing a closed-end fund to reinvest in lower-yielding securities. This is known as call or prepayment risk. Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security’s duration and reduce the value of the security. This is known as extension risk. Any of these events may adversely affect the value of any given Reference Fund and the value of your notes.

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The Reference Funds Are Subject to Credit Risk. A closed-end fund may be adversely affected if the issuer of a debt obligation, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other obligation, is, or is perceived to be, unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations. The downgrade of a security may further decrease that fund’s value. Such events may adversely affect the value of any given Reference Fund and the value of your notes.

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The Reference Funds Are Subject to Inflation Risk. Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Reference Funds and distributions, if any, made by the Reference Funds can decline, which may adversely affect the value of your notes.

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There Are Risks Associated with Foreign Securities Markets. Some of the Reference Funds may invest in securities issued by foreign issuers. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. issuers involves particular risks. There is generally less publicly available information about non-U.S. issuers than about those U.S. issuers that are subject to the reporting requirements of the SEC, and non-U.S. issuers are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting issuers. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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The Reference Funds Are Subject to Currency Exchange Rate Risk. The notes are linked to Reference Funds that invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the notes will be exposed to currency exchange rate risk with respect to the currencies in which those securities trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. securities strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of those closed-end funds. If, taking into account that weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the securities in which those closed-end funds invest will be adversely affected and the value of the notes may decrease.

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There Are Risks Associated with Emerging Market Issuers. Some of the Reference Funds may invest in emerging markets, and therefore the notes are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market issuers may be more volatile and may be affected by market developments differently than U.S. issuers. You should carefully consider the risks related to emerging markets, to which the notes are susceptible, before making a decision to invest in the notes.

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There Are Risks Associated with Preferred Stock. Some of the Reference Funds may invest in preferred stock. Generally, preferred stockholders have no voting rights with respect to the issuing company unless certain events occur. In addition, preferred stock is subordinated to bonds and other debt instruments in a company’s capital structure and therefore will be subject to greater credit risk than those debt instruments. In addition, because some preferred stock may pay dividends at a fixed rate, the market price can be sensitive to changes in interest rates in a manner similar to bonds—that is, as interest rates rise, the value of the preferred stock is likely to decline. To the extent that any of the Reference Funds invest their assets in fixed rate preferred stock, rising interest rates may cause the value of that closed-end fund’s investments to decline significantly.

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There Are Risks Associated with Securities Lending. Some of the Reference Funds may lend their portfolio securities. There may be risks of delay and costs involved in recovery of securities or even loss of rights in the collateral should the borrower of the securities fail financially. These delays and costs could be greater with respect to foreign securities. Those Reference Funds also bear the risk that the reinvestment of collateral will result in a principal loss. There is also the risk that the price of the securities will increase while they are on loan, and the collateral will not be adequate to cover the increase in value.

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There Are Risks Associated with the Financial Services Sector. The financial services sector includes companies engaged in banking, commercial and consumer finance, investment banking, brokerage, asset management, custody or insurance. Because the Basket includes closed-end funds that may invest in companies that operate in the financial services sector, the notes are sensitive to changes in, and its performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector may be subject to extensive government regulation that affects the scope of their activities, the prices they can charge and the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by increases in interest rates. The profitability of companies in the financial services sector may also be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector could result in a change of the Basket’s exposure to financial institutions. In the past, developments in the credit markets have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

DESCRIPTION OF THE NOTES

This pricing supplement, and the accompanying prospectus dated April 27, 2017 relating to the notes, should be read together.  Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series D, this pricing supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated April 27, 2017.  Terms used but not defined in this pricing supplement have the meanings given to them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series D” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee.  Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this pricing supplement, supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this pricing supplement are controlling.

Composition of the Basket

The Basket will be composed of the Reference Shares, which will be the shares of the Reference Funds selected by Raymond James.  The Reference Shares will not change over the term of the notes, except in limited circumstances relating to corporate events that may affect the Reference Funds, as described below.

Each Reference Share will be assigned a weighting (each, a “Reference Share Weighting”) so that each Reference Share represents a specified portion of the value of the Basket on the first averaging date.  The Reference Share Weighting of each Reference Share is set forth above.

Payment at Maturity

The amount that you will receive at maturity for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket.  The Redemption Amount will equal:

($1,000 × the Basket Level Percentage × the Participation Rate)

Basket Level Percentage. The Basket Level Percentage will equal the sum of the Weighted Reference Share Performances.

Weighted Reference Share Performance. For each Reference Share, the product of (a) its Reference Share Performance and (b) its Reference Share Weighting.

Reference Share Performance. The Reference Share Performance will measure the change in value of each Reference Share over the term of the notes. For each Reference Share, the Reference Share Performance will equal (a) the applicable Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage.

Initial Share Price. For each Reference Share, the “Initial Share Price” will be determined over the 10 averaging dates set forth above. For each Reference Share, the Initial Share Price will equal the arithmetic mean of the Average Intra-day Prices on each averaging date.

Average Intra-Day Price. With respect to each Reference Share and any averaging date, the arithmetic mean of the prices at which we or any of our affiliates (which may include the calculation agent) acquires, establishes, reestablishes, substitutes, maintains, unwinds or disposes of, as the case may be, of any transactions or assets relating to that Reference Share as we deem necessary to hedge our obligations with respect to the notes.

Final Share Price.  For each Reference Share, the arithmetic mean of the closing prices on each valuation date.

Interest Payments

We may make periodic interest payments on the notes.  The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Share during the Interest Calculation Period preceding each interest payment date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Reference Shares multiplied by (b) the Participation Rate.

The first Interest Calculation Period will commence on the second averaging date and end on the first Interest Calculation Date. Each subsequent Interest Calculation Period will begin on the trading day following an Interest Calculation Date and end on the next Interest Calculation Date.  The final Interest Calculation Date will occur on the final valuation date.

Interest will be paid on the Interest Payment Dates set forth in “Key Terms of the Notes.” Interest will be payable to holders of record on the third business day before each Interest Payment Date. However, the final interest payment will be paid to the holders entitled to the payment at maturity. If an Interest Payment Date falls on a day other than a business day, interest will be paid on the next succeeding business day, and no additional interest will accrue as a result of that postponement.

Dividend Amount.  For each Reference Share, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Share Price multiplied by (b) the applicable Reference Share Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Fund where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from (and including) the second averaging date to (and including) the final valuation date, as determined by the calculation agent, and subject to the following limitations:

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the second averaging date, only 1/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the third averaging date, only 2/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the fourth averaging date, only 3/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the fifth averaging date, only 4/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the sixth averaging date, only 5/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the seventh averaging date, only 6/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the eighth averaging date, only 7/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the ninth averaging date, only 8/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the tenth averaging date, only 9/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the second valuation date, only 9/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the third valuation date, only 8/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the fourth valuation date, only 7/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the fifth valuation date, only 6/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the sixth valuation date, only 5/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the seventh valuation date, only 4/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the eighth valuation date, only 3/10 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the ninth valuation date, only 2/10 of the applicable distribution shall be included; and

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the final valuation date, only 1/10 of the applicable distribution shall be included.

If any Dividend Amount announced and/or declared by the relevant Reference Fund is not paid as so announced or declared, or is paid in a smaller amount, the calculation agent shall make such adjustments as shall be necessary to reflect the actual amount received by holders of the Reference Shares.

Valuation Dates

The valuation dates will occur on three trading days occurring shortly before the maturity date.  The scheduled valuation dates are: June 27, 2018, June 28, 2018, June 29, 2018, July 2, 2018, July 3, 2018, July 5, 2018, July 6, 2018, July 9, 2018, July 10, 2018 and July 11, 2018.  If any valuation date is not a trading day as to any Reference Share, that valuation date will be postponed as to that Reference Share to the next trading day (and each subsequent valuation date will be similarly postponed).  If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the Final Share Price of the applicable Reference Share or Reference Shares will be determined according to the calculation in “—Consequences of Market Disruption Events” below.

Maturity Date

The maturity date will be July 16, 2018, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of business days as the final valuation date may be postponed, as provided herein.  However, no interest will accrue past the maturity date.

Certain Definitions

Business Day.  A day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

Trading Day. As to any Reference Share, any day, as determined by the calculation agent, on which trading is generally conducted on the relevant primary U.S. exchange for that Reference Share.

Closing Price.  The closing price for any Reference Share on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share basis:

•	on the principal national securities exchange on which that Reference Share is listed for trading on that day, or

•
if that Reference Share is not listed on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Reference Share.

If that Reference Share is not listed or traded as described above, then the closing price for that Reference Share on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need to exceed three and may include the calculation agent, Raymond James, or any of their respective affiliates.

Consequences of Market Disruption Events

If a market disruption event with respect to any of the Reference Shares occurs or is continuing on any scheduled averaging date or valuation date, the price of any affected Reference Share for that date will be based upon its price on the next scheduled trading day on which no market disruption event occurs, and each subsequent averaging date or valuation date will be similarly postponed.  In no event, however, will any averaging date or valuation date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on an averaging date or the valuation date, the determination of the Initial Share Price or the Final Share Price could also be postponed, although not by more than ten trading days.  If the final scheduled valuation date is postponed, the maturity date shall be postponed by the same number of business days.

If an averaging date or a valuation date is postponed to the tenth scheduled trading day thereafter, and a market disruption event occurs on that day, then the calculation agent shall determine the value of the applicable Reference Share on that day based upon its good faith estimate, made in its sole discretion, of the value that would have been applicable in the absence of the market disruption event.

Any of the following will be a “market disruption event” as to any Reference Share:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Anti-dilution Adjustments and Extraordinary Events

The calculation agent will have discretion to adjust the closing prices of any Reference Share if certain events occur relating to the capital structure of the relevant Reference Fund, including stock splits, stock dividends, mergers and similar extraordinary events. Closed-end funds are registered investment companies that are eligible for trading on the exchanges on which they are listed. Generally, these entities are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities to some extent.  If any event other than a delisting or withdrawal from the relevant exchange occurs with respect to a Reference Fund, the calculation agent shall determine whether and to what extent an adjustment should be made to the closing price of the applicable Reference Share or any other term of the notes, in order to reflect the economic impact of such transaction. The calculation agent shall have no obligation to make an adjustment for any such event.

Events of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the final valuation date.  The Dividend Amount for each Reference Share will only include dividends declared and paid through that date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of the Calculation Agent

The calculation agent will make all determinations regarding the prices of the Reference Shares, the Redemption Amount, the Dividend Amounts of the Reference Shares, trading days, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amounts payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the calculation agent.

Our subsidiary, BMOCM, is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time after the date of this pricing supplement without notice and BMOCM may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

REFERENCE SHARE SELECTION

Closed-End Funds

Closed-end funds are investment vehicles with a fixed number of shares that invest in various types of income-producing securities, including, but not limited to, fixed-income securities, equity securities, foreign securities, municipal securities, preferred securities, convertible securities, commodities, real estate related securities and derivatives.  Closed-end funds employ a variety of investment strategies.  These strategies may include dividend strategies, tax and risk-managed strategies, sector and industry strategies, limited duration strategies, covered call option strategies, balanced strategies, leverage strategies or global and international strategies.

A closed-end fund is a managed investment company.  However, unlike open-end mutual funds, closed-end funds do not continuously offer their shares at a price based upon the current net asset value (“NAV”).  Rather, closed-end funds typically issue a fixed number of shares that are listed on a national securities exchange.  Shares of a closed-end fund trade at market price (which may be at a discount or premium to the NAV), and they are not routinely redeemable directly by the fund.  Closed-end funds are registered under the Investment Company Act of 1940 (the “1940 Act”), and their shares are typically also registered under the Securities Act of 1933 (the “Securities Act”).  Trading in shares of a closed-end fund that are listed on an exchange is subject to the Securities Exchange Act of 1934 (the “Exchange Act”), as well as the listing standards of that exchange.

The Selection Process

Eligibility

The Closed-End Fund Research Department of Raymond James (the “CEFRD”) selected the Reference Shares in May 2017 from a universe of 560 U.S. closed-end funds that are included in the Morningstar U.S. Sector Equity category, the Morningstar U.S. Equity category, the Morningstar Allocation category, the Morningstar Alternative category, and the Morningstar International Equity category.

The CEFRD utilized several factors in selecting the Reference Shares, including:

•	the Reference Shares’ relative discounts to their NAVs, as compared to the historical discounts to NAV for both the relevant Reference Fund and a peer group of funds;
•
inclusion in the CEFRD’s most recent monthly “Idea List” and “Total Return Model,” which highlights what the CEFRD believes to be the most attractive funds on a fundamental and technical basis over a variety of sectors;

•	a favorable three-year risk-adjusted return over a ten-year period relative to a peer group of funds; and
•	the Reference Shares’ performance as compared to a peer group of funds in both positive and negative market environments.

In addition, the CEFRD selected funds that satisfied minimum market capitalization, daily average value traded and other objective criteria.

Eligibility for inclusion in the Basket was not restricted by the types of securities or other instruments or the industries or sectors in which the Reference Funds invest or the types of investment strategies they may employ. As a result, the Reference Funds may invest in a variety of securities and industries or sectors and employ a variety of different investment strategies.

Weighting

The weightings of the Reference Shares in the Basket were determined according to the liquidity of the Reference Shares over a one year period, with a 5% weighting cap in the Basket for each Reference Share.

*   *   *

These criteria were determined by Raymond James, and included a variety of objective and subjective criteria.  A different selection process would have selected a different set of Reference Shares.  There is no assurance that any particular Reference Fund will be successful or that the investment thesis underlying the selection of the Reference Funds will generate a positive return on the notes.  Moreover, the results of the Reference Funds’ investments are subject to conditions outside of the control of Raymond James, including general economic conditions.

The composition of the Basket and the identity of the Reference Shares were selected by the CEFRD. Neither we nor our affiliates take any responsibility for the selection of the Basket or the identity of the Reference Shares or otherwise endorses such stocks and none of such entities (or Raymond James) makes any representation as to the performance of any Reference Share or the Basket.

The information in this section has been provided by Raymond James.

DESCRIPTION OF THE REFERENCE SHARES

Companies with securities registered under the 1940 Act and the Exchange Act, including the Reference Funds,  are required to file periodically financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information provided to or filed with the SEC by each Reference Fund can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Reference Shares. We derived all disclosures in this pricing supplement regarding the Reference Funds from publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of us, Raymond James, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Reference Fund. None of us, Raymond James, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Reference Fund is current, accurate or complete. None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

The composition of the Basket and the identity of the Reference Shares were selected by Raymond James. Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Reference Shares or otherwise endorses those stocks and none of those entities makes any representation as to the performance of any Reference Share or the Basket.

License Agreement

We have entered into a license agreement with Raymond James, under which we have obtained the right to use the stocks discussed herein in connection with our issuance of the notes. Under the license agreement, we have agreed to pay Raymond James a fee of up to 0.67% of the principal amount of the notes.

The license agreement requires this section to state as follows:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Basket to track general or industry-specific stock market performance. Raymond James and its third party licensors have no obligation to take the needs of Bank of Montreal or the owners of the notes into consideration in determining, composing or calculating the Basket. BMOCM is calculation agent for the notes and will have discretion in making various determinations that affect the notes and Raymond James is not responsible for any such calculations or determinations. Raymond James has no obligation or liability in connection with the administration or trading of the notes.

Raymond James has licensed certain of its trademarks to us.

The mark “RAYMOND JAMES” is a trademark of Raymond James & Associates, Inc. and/or its affiliates, and has been licensed for our use.

THE REFERENCE SHARES

Morgan Stanley Asia Pacific Fund, Inc.

Morgan Stanley Asia Pacific Fund, Inc. seeks to provide investors with long-term capital appreciation, measured in U.S. dollars, through investment primarily in the equity securities of companies, including Real Estate Investment Trusts, domiciled in or exercising the predominant part of their economic activity in the Asia-Pacific region, excluding Japan. The fund’s investment adviser is Morgan Stanley Investment Management Inc., and sub-adviser is Morgan Stanley Investment Management Company.  Additional information about the fund may be found on the morganstanley.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “APF”.

Historical Performances of the Reference Funds

The following table sets forth the quarter-end high and low closing prices for each Reference Funds from the first quarter of 2012 through May 24, 2017.

The historical levels of the Reference Funds are provided for informational purposes only. You should not take the historical levels of the applicable Reference Fund as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Levels of APF

		High	Low
2012	First Quarter	15.11	13.36
	Second Quarter	15.03	12.60
	Third Quarter	14.11	13.04
	Fourth Quarter	14.98	13.83

2013	First Quarter	16.26	15.31
	Second Quarter	17.68	15.14
	Third Quarter	17.04	15.74
	Fourth Quarter	17.20	16.29

2014	First Quarter	16.88	15.24
	Second Quarter	16.94	15.86
	Third Quarter	17.42	16.32
	Fourth Quarter	16.46	14.58

2015	First Quarter	15.93	14.61
	Second Quarter	16.70	15.47
	Third Quarter	15.89	12.50
	Fourth Quarter	14.33	12.94

2016	First Quarter	13.63	11.90
	Second Quarter	14.04	12.64
	Third Quarter	15.23	13.59
	Fourth Quarter	15.19	13.17

2017	First Quarter	15.37	13.59
	Second Quarter (through May 24, 2017)	16.23	15.21

Liberty All-Star Growth Fund

Liberty All-Star Growth Fund seeks to provide investors with long-term capital appreciation through investment primarily in a diversified portfolio of equity securities. The fund allocates its portfolio assets on an approximately equal basis among several independent investment organizations (currently three in number) having different investment styles and/or strategies recommended and monitored by ALPS Advisors, Inc., the fund's investment adviser. Additional information about the fund may be found on the all-starfunds.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “ASG”.

 Closing Levels of ASG

		High	Low
2012	First Quarter	4.36	3.88
	Second Quarter	4.41	3.82
	Third Quarter	4.30	3.76
	Fourth Quarter	4.20	3.72

2013	First Quarter	4.46	4.15
	Second Quarter	4.62	4.28
	Third Quarter	5.06	4.50
	Fourth Quarter	5.82	4.87

2014	First Quarter	5.70	5.02
	Second Quarter	5.63	5.05
	Third Quarter	5.50	5.05
	Fourth Quarter	5.23	4.70

2015	First Quarter	5.26	4.86
	Second Quarter	5.36	5.08
	Third Quarter	5.33	4.53
	Fourth Quarter	4.96	4.50

2016	First Quarter	4.43	3.54
	Second Quarter	4.24	3.88
	Third Quarter	4.35	4.06
	Fourth Quarter	4.32	3.88

2017	First Quarter	4.61	4.20
	Second Quarter (through May 24, 2017)	4.76	4.51

BlackRock Enhanced Equity Dividend Trust

BlackRock Enhanced Equity Dividend Trust seeks to provide investors with a combination of current income and current gains. The fund seeks to achieve its investment objective by investing primarily in common stocks that pay dividends and have the potential for capital appreciation and by utilizing an option writing strategy to enhance distributions to its shareholders.  The fund’s investment adviser is BlackRock Advisors, LLC.  Additional information about the fund may be found on the blackrock.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “BDJ”.

Closing Levels of BDJ

		High	Low
2012	First Quarter	7.70	7.14
	Second Quarter	7.59	6.90
	Third Quarter	7.56	7.17
	Fourth Quarter	7.64	7.05

2013	First Quarter	7.90	7.30
	Second Quarter	7.95	7.26
	Third Quarter	7.84	7.45
	Fourth Quarter	7.96	7.36

2014	First Quarter	8.00	7.57
	Second Quarter	8.39	7.83
	Third Quarter	8.45	7.96
	Fourth Quarter	8.47	7.60

2015	First Quarter	8.36	7.91
	Second Quarter	8.30	7.92
	Third Quarter	8.10	7.09
	Fourth Quarter	7.71	7.18

2016	First Quarter	7.49	6.60
	Second Quarter	7.88	7.29
	Third Quarter	8.08	7.78
	Fourth Quarter	8.22	7.42

2017	First Quarter	8.55	8.15
	Second Quarter (through May 24, 2017)	8.75	8.41

BlackRock Energy and Resources Trust

BlackRock Energy and Resources Trust seeks to provide investors with total return through a combination of current income, current gains and long-term capital appreciation. The fund seeks to achieve its investment objective by investing, under normal market conditions, at least 80% of its total assets in equity securities of energy and natural resources companies and equity derivatives with exposure to the energy and natural resources industry. The fund may invest directly in such securities or synthetically through the use of derivatives. The fund utilizes an option writing (selling) strategy to enhance dividend yield. The fund’s investment adviser is BlackRock Advisors, LLC. Additional information about the fund may be found on the blackrock.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “BGR”.

Closing Levels of BGR

		High	Low
2012	First Quarter	27.98	25.16
	Second Quarter	26.58	21.08
	Third Quarter	26.02	22.65
	Fourth Quarter	25.41	22.07

2013	First Quarter	26.25	24.12
	Second Quarter	26.87	24.24
	Third Quarter	26.32	24.98
	Fourth Quarter	26.98	23.61

2014	First Quarter	24.88	22.47
	Second Quarter	26.97	24.16
	Third Quarter	27.29	23.92
	Fourth Quarter	23.86	19.95

2015	First Quarter	22.65	19.66
	Second Quarter	21.60	18.08
	Third Quarter	17.80	13.36
	Fourth Quarter	16.30	12.19

2016	First Quarter	13.22	10.41
	Second Quarter	14.46	12.25
	Third Quarter	14.60	13.42
	Fourth Quarter	14.95	13.37

2017	First Quarter	14.81	13.25
	Second Quarter (through May 24, 2017)	14.08	13.29

BlackRock Science and Technology Trust

BlackRock Enhanced Equity Dividend Trust seeks to provide investors with income and total return through a combination of current income, current gains and long-term capital appreciation. The fund seeks to achieve its investment objective by investing at least 80% of its total assets in equity securities issued by U.S. and non-U.S. science and technology companies in any market capitalization range, selected for their potential rapid and sustainable growth from the development, advancement and use of science and/or technology, and/or potential to generate current income from dividend yields. As part of its investment strategy, this fund intends to employ a strategy of writing (selling) covered call options on a portion of the common stocks in its portfolio.  The fund’s investment adviser is BlackRock Advisors, LLC.  Additional information about the fund may be found on the blackrock.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “BST”.

Closing Levels of BST

		High	Low
2014	Fourth Quarter	20.25	16.61

2015	First Quarter	18.34	17.29
	Second Quarter	18.46	17.67
	Third Quarter	18.24	15.40
	Fourth Quarter	17.60	15.87

2016	First Quarter	17.05	14.08
	Second Quarter	17.00	15.60
	Third Quarter	18.80	16.50
	Fourth Quarter	19.00	17.88

2017	First Quarter	21.16	18.18
	Second Quarter (through May 24, 2017)	22.66	20.50

John Hancock Financial Opportunities Fund

John Hancock Financial Opportunities Fund seeks to provide investors with a high level of total return consisting of long-term capital appreciation and current income. The fund seeks to achieve its investment objective by investing at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of U.S. and foreign financial services companies of any size. The fund’s investment adviser is John Hancock Advisers, LLC.  Additional information about the fund may be found on the jhinvestments.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “BTO”.

Closing Levels of BTO

		High	Low
2012	First Quarter	17.39	14.09
	Second Quarter	17.49	15.12
	Third Quarter	18.35	16.18
	Fourth Quarter	18.59	16.08

2013	First Quarter	20.93	17.99
	Second Quarter	22.34	19.40
	Third Quarter	24.20	20.85
	Fourth Quarter	23.61	20.57

2014	First Quarter	24.07	21.63
	Second Quarter	24.31	21.89
	Third Quarter	23.47	21.95
	Fourth Quarter	23.90	20.92

2015	First Quarter	23.77	21.39
	Second Quarter	27.76	23.13
	Third Quarter	29.26	24.09
	Fourth Quarter	29.22	24.64

2016	First Quarter	27.57	19.99
	Second Quarter	27.85	22.96
	Third Quarter	28.99	25.18
	Fourth Quarter	36.94	27.03

2017	First Quarter	37.39	32.77
	Second Quarter (through May 24, 2017)	35.60	33.37

Nuveen S&P 500 Buy-Write Income Fund

Nuveen S&P 500 Buy-Write Income Fund seeks to provide investors with an attractive total return with less volatility than the S&P 500 Index. The fund invests in an equity portfolio that seeks to substantially replicate price movements of the S&P 500 Index. The fund also sells index call options covering approximately 100% of the value of the fund’s equity portfolio, seeking to enhance the portfolio’s risk-adjusted returns. The fund’s investment adviser is Nuveen Fund Advisors, LLC, and the fund’s sub-adviser is Gateway Investment Advisers, LLC.  Additional information about the fund may be found on the nuveen.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “BXMX”.

Closing Levels of BXMX

		High	Low
2012	First Quarter	12.16	11.17
	Second Quarter	12.10	11.43
	Third Quarter	12.61	12.00
	Fourth Quarter	12.77	11.42

2013	First Quarter	12.97	12.04
	Second Quarter	13.19	12.09
	Third Quarter	12.80	12.08
	Fourth Quarter	12.62	12.13

2014	First Quarter	12.71	12.11
	Second Quarter	13.16	12.47
	Third Quarter	13.25	12.70
	Fourth Quarter	13.11	11.94

2015	First Quarter	13.64	12.16
	Second Quarter	12.97	12.66
	Third Quarter	13.18	11.91
	Fourth Quarter	13.45	12.12

2016	First Quarter	13.17	11.18
	Second Quarter	13.22	12.25
	Third Quarter	13.47	12.84
	Fourth Quarter	13.18	12.10

2017	First Quarter	13.46	12.75
	Second Quarter (through May 24, 2017)	14.05	13.26

BlackRock Enhanced Capital and Income Fund, Inc.

BlackRock Enhanced Capital and Income Fund, Inc. seeks to provide investors with a combination of current income and capital appreciation. The fund seeks to achieve its investment objective by investing primarily in a diversified portfolio of common stocks in an attempt to generate current income and by employing a strategy of writing (selling) call options on equities in an attempt to generate gains from option premiums.  The fund’s investment adviser is BlackRock Advisors, LLC.  Additional information about the fund may be found on the blackrock.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “CII”.

Closing Levels of CII

		High	Low
2012	First Quarter	13.84	12.52
	Second Quarter	13.56	12.39
	Third Quarter	13.50	12.74
	Fourth Quarter	13.28	11.89

2013	First Quarter	13.29	12.63
	Second Quarter	13.48	12.17
	Third Quarter	13.21	12.66
	Fourth Quarter	13.82	12.82

2014	First Quarter	14.40	13.21
	Second Quarter	15.24	13.87
	Third Quarter	15.47	14.37
	Fourth Quarter	15.08	13.40

2015	First Quarter	15.25	13.91
	Second Quarter	15.62	14.85
	Third Quarter	15.23	12.95
	Fourth Quarter	14.59	13.24

2016	First Quarter	13.91	11.67
	Second Quarter	13.78	13.11
	Third Quarter	14.07	13.52
	Fourth Quarter	13.73	12.64

2017	First Quarter	14.49	13.68
	Second Quarter (through May 24, 2017)	14.96	14.24

Duff & Phelps Global Utility Income Fund Inc.

Duff & Phelps Global Utility Income Fund Inc. seeks to provide investors with total return, resulting primarily from (i) a high level of current income, with an emphasis on providing tax-advantaged dividend income, and (ii) growth in current income, and secondarily from capital appreciation. The fund seeks to achieve its investment objective by investing in equities of domestic and foreign utilities. The fund’s investment adviser is Duff & Phelps Investment Management Corporation.  Additional information about the fund may be found on the dpgfund.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “DPG”.

Closing Levels of DPG

		High	Low
2012	First Quarter	19.75	17.99
	Second Quarter	19.00	16.76
	Third Quarter	19.38	18.01
	Fourth Quarter	18.91	16.68

2013	First Quarter	19.08	17.28
	Second Quarter	20.17	17.64
	Third Quarter	19.38	18.00
	Fourth Quarter	19.62	18.09

2014	First Quarter	19.79	18.31
	Second Quarter	21.99	19.77
	Third Quarter	22.45	20.80
	Fourth Quarter	22.76	19.63

2015	First Quarter	21.39	19.04
	Second Quarter	20.52	17.73
	Third Quarter	18.04	14.86
	Fourth Quarter	16.85	13.61

2016	First Quarter	15.55	11.96
	Second Quarter	17.52	14.01
	Third Quarter	17.65	16.26
	Fourth Quarter	17.08	14.44

2017	First Quarter	16.77	15.54
	Second Quarter (through May 24, 2017)	17.07	16.40

Eaton Vance Tax-Advantaged Global Dividend Fund

Eaton Vance Tax-Advantaged Global Dividend Fund seeks to provide investors with a high level of after-tax total return. The fund seeks to achieve its investment objective by investing in global dividend-paying common and preferred stocks and seeks to distribute a high level of dividend income. The fund’s investment manager is Eaton Vance Corporation.  Additional information about the fund may be found on the eatonvance.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “ETG”.

Closing Levels of ETG

		High	Low
2012	First Quarter	14.71	12.45
	Second Quarter	14.55	12.41
	Third Quarter	14.27	13.04
	Fourth Quarter	14.25	12.81

2013	First Quarter	16.03	13.95
	Second Quarter	16.91	14.18
	Third Quarter	16.22	15.12
	Fourth Quarter	17.03	15.16

2014	First Quarter	17.08	15.85
	Second Quarter	17.75	16.44
	Third Quarter	17.97	16.54
	Fourth Quarter	17.27	15.26

2015	First Quarter	17.08	15.68
	Second Quarter	17.99	16.60
	Third Quarter	17.29	14.56
	Fourth Quarter	16.89	14.92

2016	First Quarter	15.31	12.87
	Second Quarter	15.21	13.61
	Third Quarter	15.40	14.26
	Fourth Quarter	15.05	13.66

2017	First Quarter	15.69	14.42
	Second Quarter (through May 24, 2017)	17.00	15.43

Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund

Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund seeks to provide investors with a high level of after-tax total return. The fund seeks to achieve its investment objective by investing in global dividend-paying common and preferred stocks of issuers whose business are related to “hard assets,” such as energy and other natural resources during periods of high inflation or rising concerns about inflation, and seeks to distribute a high level of dividend income. The fund’s investment manager is Eaton Vance Corporation.  Additional information about the fund may be found on the eatonvance.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “ETO”.

Closing Levels of ETO

		High	Low
2012	First Quarter	19.94	17.34
	Second Quarter	19.75	16.77
	Third Quarter	20.16	17.95
	Fourth Quarter	20.45	18.34

2013	First Quarter	23.30	20.51
	Second Quarter	25.38	20.97
	Third Quarter	23.71	21.96
	Fourth Quarter	24.87	22.16

2014	First Quarter	24.61	22.62
	Second Quarter	25.91	23.50
	Third Quarter	26.26	24.48
	Fourth Quarter	26.33	22.33

2015	First Quarter	25.15	23.02
	Second Quarter	25.48	23.24
	Third Quarter	24.22	20.76
	Fourth Quarter	22.81	20.89

2016	First Quarter	21.63	18.14
	Second Quarter	22.57	19.87
	Third Quarter	22.67	21.40
	Fourth Quarter	21.72	20.04

2017	First Quarter	23.89	20.87
	Second Quarter (through May 24, 2017)	24.17	22.38

Eaton Vance Tax-Managed Diversified Equity Income Fund

Eaton Vance Tax-Managed Diversified Equity Income Fund seeks to provide investors with current income and gains, with a secondary objective of capital appreciation. The fund seeks to achieve its investment objective by investing in a diversified portfolio of domestic and foreign common stocks with an emphasis on dividend paying stocks and writes (sells) S&P 500 Index call options with respect to a portion of the value of its common stock portfolio to generate current cash flow from the option premiums received. The fund’s investment manager is Eaton Vance Corporation.  Additional information about the fund may be found on the eatonvance.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “ETY”.

Closing Levels of ETY

		High	Low
2012	First Quarter	9.88	9.01
	Second Quarter	9.66	8.56
	Third Quarter	9.66	8.95
	Fourth Quarter	9.88	9.08

2013	First Quarter	10.30	9.62
	Second Quarter	10.78	9.75
	Third Quarter	10.67	10.07
	Fourth Quarter	10.98	10.08

2014	First Quarter	11.31	10.50
	Second Quarter	11.74	11.00
	Third Quarter	11.94	11.27
	Fourth Quarter	11.81	10.37

2015	First Quarter	11.66	10.93
	Second Quarter	11.71	11.26
	Third Quarter	11.80	10.24
	Fourth Quarter	11.50	10.70

2016	First Quarter	10.90	9.67
	Second Quarter	10.80	9.91
	Third Quarter	11.02	10.37
	Fourth Quarter	10.82	9.91

2017	First Quarter	11.19	10.30
	Second Quarter (through May 24, 2017)	11.46	11.01

First Trust Dynamic Europe Equity Income Fund

First Trust Dynamic Europe Equity Income Fund seeks to provide investors with a high level of current income with a secondary focus on capital appreciation. The fund seeks to achieve its investment objective by investing at least 80% of its managed assets in a portfolio of equity securities of European companies of any market capitalization, including, but not limited to, common and preferred stock that pay dividends, depositary receipts and real estate investment trusts. The fund’s investment adviser is First Trust Advisors L.P.  Additional information about the fund may be found on the ftportfolios.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “FDEU”.

Closing Levels of FDEU

		High	Low
2015	Third Quarter	20.00	20.00
	Fourth Quarter	20.50	16.73

2016	First Quarter	16.91	14.11
	Second Quarter	16.68	14.53
	Third Quarter	16.86	15.38
	Fourth Quarter	15.72	14.67

2017	First Quarter	17.27	15.62
	Second Quarter (through May 24, 2017)	19.00	16.97

First Trust Enhanced Equity Income Fund

First Trust Enhanced Equity Income Fund seeks to provide investors with a high level of current income and gains and, to a lesser extent, capital appreciation. The fund seeks to achieve its investment objective by investing a diversified portfolio of equity securities. The fund’s investment adviser is First Trust Advisors L.P.  Additional information about the fund may be found on the ftportfolios.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “FFA”.

Closing Levels of FFA

		High	Low
2012	First Quarter	12.24	10.94
	Second Quarter	12.19	11.14
	Third Quarter	12.39	11.56
	Fourth Quarter	12.40	11.00

2013	First Quarter	13.24	12.05
	Second Quarter	13.43	12.17
	Third Quarter	13.08	12.38
	Fourth Quarter	13.41	12.25

2014	First Quarter	13.42	12.67
	Second Quarter	14.69	13.25
	Third Quarter	14.93	13.87
	Fourth Quarter	14.94	13.15

2015	First Quarter	14.92	13.95
	Second Quarter	15.37	14.29
	Third Quarter	14.54	12.32
	Fourth Quarter	13.69	12.67

2016	First Quarter	12.96	11.49
	Second Quarter	13.27	12.45
	Third Quarter	14.04	12.84
	Fourth Quarter	13.84	12.61

2017	First Quarter	14.57	13.54
	Second Quarter (through May 24, 2017)	14.81	14.32

The Gabelli Dividend & Income Trust

The Gabelli Dividend & Income Trust seeks to provide investors with a high level of total return with an emphasis on dividends and income. The fund seeks to achieve its investment objective by investing in securities that have an attractive yield and capital gains potential. The fund’s investment adviser is Gabelli Funds, LLC.  Additional information about the fund may be found on the gabelli.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “GDV”.

Closing Levels of GDV

		High	Low
2012	First Quarter	15.60	14.51
	Second Quarter	15.73	13.79
	Third Quarter	16.07	14.74
	Fourth Quarter	16.15	14.19

2013	First Quarter	17.97	15.82
	Second Quarter	19.15	17.30
	Third Quarter	19.45	18.16
	Fourth Quarter	21.07	18.44

2014	First Quarter	21.02	19.29
	Second Quarter	21.93	20.22
	Third Quarter	22.20	20.82
	Fourth Quarter	22.17	19.22

2015	First Quarter	21.83	20.42
	Second Quarter	21.71	20.71
	Third Quarter	21.02	17.11
	Fourth Quarter	19.56	17.83

2016	First Quarter	18.46	15.34
	Second Quarter	19.71	17.36
	Third Quarter	20.06	18.92
	Fourth Quarter	20.21	18.01

2017	First Quarter	21.15	20.08
	Second Quarter (through May 24, 2017)	21.63	20.68

Guggenheim Enhanced Equity Income Fund

Guggenheim Enhanced Equity Income Fund seeks to provide investors with a high level of current income and gains with a secondary objective of long-term capital appreciation. The fund seeks to achieve its investment objective by investing at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in equity securities. The fund’s investment adviser is Guggenheim Funds Investment Advisors, LLC.  Additional information about the fund may be found on the guggenheiminvestments.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “GPM”.

Closing Levels of GPM

		High	Low
2012	First Quarter	9.65	8.29
	Second Quarter	9.62	8.68
	Third Quarter	9.44	8.92
	Fourth Quarter	9.25	8.02

2013	First Quarter	9.53	8.46
	Second Quarter	9.37	8.37
	Third Quarter	9.28	8.33
	Fourth Quarter	9.41	8.27

2014	First Quarter	9.18	8.28
	Second Quarter	9.64	8.81
	Third Quarter	9.60	8.98
	Fourth Quarter	9.10	8.05

2015	First Quarter	8.72	8.24
	Second Quarter	8.83	8.34
	Third Quarter	8.56	7.01
	Fourth Quarter	7.91	7.22

2016	First Quarter	7.35	6.36
	Second Quarter	7.81	7.02
	Third Quarter	8.30	7.49
	Fourth Quarter	8.17	7.40

2017	First Quarter	8.64	7.94
	Second Quarter (through May 24, 2017)	8.38	8.09

John Hancock Hedged Equity & Income Fund

John Hancock Hedged Equity & Income Fund seeks to provide investors with total return consisting of both income and capital gains. The fund invests at least 80% of its portfolio in a diverse selection of equities across market capitalizations. The fund also employs options strategies in an effort to mitigate capital losses in periods when equity markets decline. The fund is managed by a team of portfolio managers at Wellington Management Company, LLP, the fund's subadvisor, under the supervision of John Hancock Advisers, Inc. Additional information about the fund may be found on the jhinvestments.com website. Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “HEQ”.

Closing Levels of HEQ

		High	Low
2012	First Quarter	16.65	15.00
	Second Quarter	16.59	15.09
	Third Quarter	16.51	15.74
	Fourth Quarter	16.42	14.87

2013	First Quarter	16.79	15.69
	Second Quarter	17.39	16.00
	Third Quarter	17.27	16.44
	Fourth Quarter	17.61	16.57

2014	First Quarter	17.74	16.72
	Second Quarter	18.82	17.36
	Third Quarter	18.77	17.40
	Fourth Quarter	17.52	16.05

2015	First Quarter	16.90	16.00
	Second Quarter	16.87	15.89
	Third Quarter	16.05	14.11
	Fourth Quarter	15.23	14.15

2016	First Quarter	14.64	12.78
	Second Quarter	15.43	14.16
	Third Quarter	16.67	14.79
	Fourth Quarter	16.38	15.18

2017	First Quarter	16.86	15.93
	Second Quarter (through May 24, 2017)	17.21	16.57

Voya Global Equity Dividend and Premium Opportunity Fund

Voya Global Equity Dividend and Premium Opportunity Fund seeks to provide investors with a high level of income, and secondarily seeks capital appreciation. The fund invests in 80-120 global, common stocks with a history of attractive dividend yields. The fund also sells call options on selected indexes and/or on individual securities and/or ETFs to seek gains and lower volatility of total returns over a market cycle. The fund may partially hedge currency exposure to reduce volatility of returns. The fund’s investment adviser is Voya Investments, LLC, and the sub-adviser is NNIP Advisors B.V.  Additional information about the fund may be found on the voya.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “IGD”.

Closing Levels of IGD

		High	Low
2012	First Quarter	9.59	8.76
	Second Quarter	9.52	8.37
	Third Quarter	9.31	8.69
	Fourth Quarter	9.11	7.92

2013	First Quarter	9.38	8.82
	Second Quarter	9.74	9.05
	Third Quarter	9.59	9.03
	Fourth Quarter	9.18	8.72

2014	First Quarter	9.20	8.58
	Second Quarter	9.76	9.09
	Third Quarter	9.78	9.16
	Fourth Quarter	9.28	8.24

2015	First Quarter	8.53	8.07
	Second Quarter	8.61	8.19
	Third Quarter	8.15	6.87
	Fourth Quarter	7.69	6.84

2016	First Quarter	7.02	6.04
	Second Quarter	7.22	6.51
	Third Quarter	7.32	6.72
	Fourth Quarter	7.19	6.69

2017	First Quarter	7.34	6.80
	Second Quarter (through May 24, 2017)	7.57	7.21

Nuveen Core Equity Alpha Fund

Nuveen Core Equity Alpha Fund seeks to provide investors with an attractive level of total return, primarily through long term capital appreciation and secondarily through income and gains. The fund invests in a portfolio of actively managed common stocks selected from among the 500 stocks comprising the S&P 500 Index, using a proprietary mathematical process designed and implemented by INTECH, a sub-adviser of the fund. The fund also sells custom baskets of call options covering up to 50% of the fund’s equity portfolio in seeking to enhance risk-adjusted performance relative to an all equity portfolio. The fund’s investment adviser is Nuveen Fund Advisors, LLC, and the fund’s sub-advisers are INTECH Investment Management LLC and Nuveen Asset Management, LLC. Additional information about the fund may be found on the nuveen.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “JCE”.

Closing Levels of JCE

		High	Low
2012	First Quarter	14.12	12.52
	Second Quarter	14.36	12.99
	Third Quarter	14.08	13.12
	Fourth Quarter	14.27	12.84

2013	First Quarter	15.72	13.72
	Second Quarter	16.18	14.44
	Third Quarter	16.16	15.08
	Fourth Quarter	17.23	15.27

2014	First Quarter	17.74	16.04
	Second Quarter	18.28	16.84
	Third Quarter	18.64	17.17
	Fourth Quarter	18.29	15.76

2015	First Quarter	17.75	16.64
	Second Quarter	17.31	15.71
	Third Quarter	16.49	13.51
	Fourth Quarter	14.94	13.58

2016	First Quarter	14.02	12.09
	Second Quarter	13.98	13.15
	Third Quarter	14.69	13.44
	Fourth Quarter	13.67	12.70

2017	First Quarter	14.22	13.18
	Second Quarter (through May 24, 2017)	14.69	13.78

Lazard Global Total Return & Income Fund, Inc.

Lazard Global Total Return & Income Fund, Inc. seeks to provide investors with total return, consisting of capital appreciation and current income. The fund invests in a portfolio of approximately 60 to 80 U.S. and non-U.S. equity securities, generally with a market cap of $2 billion or greater, at time of purchase, and may invest in emerging markets.  The fund seeks enhanced income by investing in short duration (typically below one year) emerging market forward currency contracts and other emerging market debt instruments. The fund is managed by Lazard Asset Management LLC.  Additional information about the fund may be found on the lazardnet.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “LGI”.

Closing Levels of LGI

		High	Low
2012	First Quarter	15.13	13.50
	Second Quarter	15.17	13.02
	Third Quarter	15.25	13.93
	Fourth Quarter	15.34	14.04

2013	First Quarter	16.50	15.45
	Second Quarter	18.09	15.39
	Third Quarter	16.99	15.92
	Fourth Quarter	17.63	16.36

2014	First Quarter	17.52	16.09
	Second Quarter	18.58	17.35
	Third Quarter	18.81	17.34
	Fourth Quarter	17.11	15.41

2015	First Quarter	16.62	15.27
	Second Quarter	16.70	15.36
	Third Quarter	15.53	12.29
	Fourth Quarter	13.93	12.32

2016	First Quarter	12.81	10.82
	Second Quarter	13.42	11.68
	Third Quarter	14.23	12.98
	Fourth Quarter	14.02	13.39

2017	First Quarter	15.04	13.80
	Second Quarter (through May 24, 2017)	16.05	14.96

Morgan Stanley Emerging Markets Fund, Inc.

Morgan Stanley Emerging Markets Fund, Inc. seeks to provide investors with a maximized total return, measured in U.S. dollars, through investment primarily in securities located in and or deriving a significant portion of earnings from emerging countries. The fund’s investment adviser is Morgan Stanley Investment Management Inc., and its sub-adviser is Morgan Stanley Investment Management Company.  Additional information about the fund may be found on the morganstanley.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “MSF”.

Closing Levels of MSF

		High	Low
2012	First Quarter	14.96	13.09
	Second Quarter	14.80	12.97
	Third Quarter	15.00	13.33
	Fourth Quarter	15.50	14.23

2013	First Quarter	16.19	15.30
	Second Quarter	16.33	13.68
	Third Quarter	15.87	13.96
	Fourth Quarter	15.98	14.94

2014	First Quarter	15.25	14.08
	Second Quarter	16.22	15.12
	Third Quarter	16.69	15.47
	Fourth Quarter	15.75	13.91

2015	First Quarter	15.15	14.05
	Second Quarter	15.93	14.64
	Third Quarter	14.96	12.17
	Fourth Quarter	13.69	12.39

2016	First Quarter	13.25	11.36
	Second Quarter	13.76	12.15
	Third Quarter	14.86	13.08
	Fourth Quarter	14.76	12.69

2017	First Quarter	14.81	13.43
	Second Quarter (through May 24, 2017)	16.31	14.88

Royce Global Value Trust

Royce Global Value Trust seeks to provide investors with wide exposure to both U.S. and non-U.S. small/mid-cap stocks (generally market caps up to $10 billion). The fund invests in companies with high returns on invested capital or those with strong fundamentals and/or prospects trading at what it believes are attractive valuations. The fund’s manager is Royce & Associates, LP.  Additional information about the fund may be found on the roycefunds.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “RGT”.

Closing Levels of RGT

		High	Low
2013	Fourth Quarter	9.10	8.45

2014	First Quarter	9.00	8.33
	Second Quarter	9.44	8.76
	Third Quarter	9.53	8.70
	Fourth Quarter	8.69	7.77

2015	First Quarter	8.29	7.75
	Second Quarter	8.75	8.01
	Third Quarter	8.37	6.96
	Fourth Quarter	7.66	6.91

2016	First Quarter	7.41	6.20
	Second Quarter	7.94	6.80
	Third Quarter	8.18	7.49
	Fourth Quarter	8.14	7.64

2017	First Quarter	8.82	8.08
	Second Quarter (through May 24, 2017)	9.40	8.81

Cohen & Steers Quality Income Realty Fund, Inc.

Cohen & Steers Quality Income Realty Fund, Inc. seeks to provide investors with high current income through investment in real estate securities. The fund seeks to achieve its investment objective by investing in common stocks, preferred stocks and other equity securities of any market capitalization issued by real estate companies, including real estate investment trusts (REITs) and similar REIT-like entities. The fund’s investment manager is Cohen & Steers Capital Management, Inc.  Additional information about the fund may be found on the cohenandsteers.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “RQI”.

Closing Levels of RQI

		High	Low
2012	First Quarter	9.82	8.55
	Second Quarter	10.45	9.28
	Third Quarter	11.15	10.42
	Fourth Quarter	10.75	9.19

2013	First Quarter	11.59	10.42
	Second Quarter	12.98	9.92
	Third Quarter	11.36	9.12
	Fourth Quarter	10.48	9.03

2014	First Quarter	10.70	9.47
	Second Quarter	11.49	10.36
	Third Quarter	11.46	10.51
	Fourth Quarter	12.32	10.61

2015	First Quarter	12.92	11.67
	Second Quarter	12.56	10.52
	Third Quarter	11.79	10.44
	Fourth Quarter	12.05	11.01

2016	First Quarter	12.29	10.26
	Second Quarter	13.85	11.46
	Third Quarter	14.73	12.94
	Fourth Quarter	13.26	11.16

2017	First Quarter	13.26	12.00
	Second Quarter (through May 24, 2017)	13.01	12.22

Tekla World Healthcare Fund

Tekla World Healthcare Fund seeks to provide investors with current income and long-term capital appreciation through investment companies engaged in the healthcare industry, including equity securities and debt securities. The fund’s investment adviser is Tekla Capital Management LLC. Additional information about the fund may be found on the teklacap.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “THW”.

Closing Levels of IGD

		High	Low
2015	Second Quarter	20.00	20.00
	Third Quarter	20.03	14.17
	Fourth Quarter	16.20	14.58

2016	First Quarter	15.85	12.20
	Second Quarter	14.83	13.35
	Third Quarter	15.48	13.90
	Fourth Quarter	15.06	12.75

2017	First Quarter	14.64	13.39
	Second Quarter (through May 24, 2017)	14.76	14.15

Tri-Continental Corporation

Tri-Continental Corporation seeks to provide investors with future growth of both capital and income while providing reasonable current income. For a portion of the fund, the fund uses a quantitative strategy that evaluates stocks based on three broad subcomponents – quality, valuation and catalysts (momentum). In addition, a portion of the fund uses a fundamental strategy that explores all types of securities issued by a company to determine best risk/reward profile for the portfolio. Permissible investments include preferred and common stocks, convertible securities, (including convertible preferred stocks and convertible bonds) debt securities, repurchase agreements, derivatives, including options, futures contracts and equity-linked notes, illiquid securities and securities of foreign issuers (including emerging markets issuers). The fund’s manager is Columbia Management Investment Advisers, LLC.  Additional information about the fund may be found on the columbiathreadneedleus.com website.  Information included in that website is not included or incorporated by reference into this document.

The fund’s shares trade on the New York Stock Exchange, under the symbol “TY”.

Closing Levels of TY

		High	Low
2012	First Quarter	16.12	14.41
	Second Quarter	16.05	14.61
	Third Quarter	16.46	15.28
	Fourth Quarter	16.51	15.26

2013	First Quarter	17.60	16.40
	Second Quarter	18.82	17.31
	Third Quarter	18.91	17.96
	Fourth Quarter	20.21	18.06

2014	First Quarter	20.11	18.93
	Second Quarter	20.99	19.68
	Third Quarter	21.47	20.49
	Fourth Quarter	21.69	19.60

2015	First Quarter	22.15	20.81
	Second Quarter	22.07	21.07
	Third Quarter	21.59	19.22
	Fourth Quarter	20.81	19.35

2016	First Quarter	20.03	17.63
	Second Quarter	20.84	19.09
	Third Quarter	21.65	20.45
	Fourth Quarter	22.20	20.62

2017	First Quarter	23.57	22.18
	Second Quarter (through May 24, 2017)	23.97	23.02

SUPPLEMENTAL TAX CONSIDERATIONS

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Please note that this section supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account of, or in lieu of, or in satisfaction of interest) to a Holder will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax.

 Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

Supplemental U.S. Federal Income Tax Considerations

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. In addition, the discussion below assumes that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes. Bank of Montreal intends to treat interest payments with respect to the notes as U.S. source income for U.S. federal income tax purposes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any Reference Fund or any of the entities whose stock is owned by any Reference Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If any Reference Fund or any of the entities whose stock is owned by any Reference Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by each Reference Fund and the entities whose stock is owned by each Reference Fund and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a pre-paid cash-settled contingent income-bearing derivative contract in respect of the Basket for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position, and the following discussion assumes, that such interest payments (including any interest payment on or with respect to the maturity date) constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the notes are treated as described above, subject to the discussion below concerning the application of the “constructive ownership” rules under Section 1260 of the Code, it would be reasonable for a United States holder to take the position that it will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time (other than amounts properly attributable to any interest payments, which would be treated, as described above, as ordinary income) and the United States holder’s tax basis in the notes.  In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes.  If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

Potential Application of Section 1260 of the Code

Since the Reference Shares are the type of financial assets described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships, trusts and passive foreign investment companies), while the matter is not entirely clear, an investment in the notes will likely, in whole or in part, be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure).  To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain.  United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the corresponding Section 1260 Financial Assets, as we do not intend to supply holders with such information.  Holders should consult with their tax advisor regarding the application of the constructive ownership transaction to their notes and the calculations necessary to comply with Section 1260 of the Code.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes irrespective of the interest payments on the notes.  In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis irrespective of any interest payments, and they sought taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently irrespective of any interest payments and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-U.S. Holders

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor. Notwithstanding this intended restriction on purchases, the following discussion applies to non-U.S. holders of the notes.  A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust.

While the U.S. federal income tax treatment of the notes (including proper characterization of the interest for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the interest paid to a non-United States holder unless such payments are effectively connected with the conduct by the non-United States holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-United States holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-United States holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-United States holders.  A non-United States holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the interest under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments.  No assurance can be provided on the proper characterization of the interest for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-United States holders must consult their tax advisors in this regard.

Except as discussed below, a non-United States holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts properly attributable to any interest which would be subject to the rules discussed in the previous paragraph) upon the sale or maturity of the notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a United States holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-United States holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

 A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. U.S. Treasury regulations provide that withholding on dividend equivalent payments will apply to specified ELIs that are delta-one instruments issued on or after January 1, 2017 and to all specified ELIs issued on or after January 1, 2018. Because the delta of the notes with respect to the Basket will be one, dividend equivalent payments will be subject to withholding. Although unlikely, the potential exists for dividend equivalent payments on the notes to exceed the interest paid. If that were the case, U.S. federal income tax at a 30% rate may be withheld in respect of other payments on the notes and a non-U.S. holder of the Notes may be liable for additional U.S. federal income tax at a 30% rate on the difference between the dividend equivalent payments and the quarterly interest paid.  We (or the applicable paying agent) are entitled to withhold taxes on any payments treated as dividend equivalents without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. A note may constitute an account for these purposes. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018.  If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules.   Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our respective obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of one or more of the Reference Shares, or listed or over-the-counter options, futures and other instruments linked to the Reference Shares. In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes. Consequently, with regard to the notes, we or our affiliates from time to time expect to acquire or dispose of the Reference Shares or positions in listed or over-the-counter options, futures or other instruments linked to one or more of the Reference Shares.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold, resell or repurchase those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to one or more of the Reference Shares. We expect these steps to involve sales of instruments linked to the Reference Shares on or shortly before the applicable valuation dates. These steps may also involve transactions of the type contemplated above. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions. Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We, either ourselves or through BMOCM as agent, have entered into an arrangement with Raymond James, whereby Raymond James will act as an agent in connection with the distribution of the notes. Such distribution may occur on or subsequent to the Issue Date. The notes sold by Raymond James to investors will be offered at the issue price of $1,000 per note. Raymond James will receive the compensation set forth on the cover page of this pricing supplement. Raymond James will also receive licensing fees for its research related to the Reference Shares, as described in "Description of the Reference Shares—License Agreement"

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to any of the Reference Shares or investment advice, or as to the suitability of an investment in the notes.

We will deliver the notes on a date that is greater than three business days following the first Averaging Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

ADDITIONAL INFORMATION RELATING TO THE ESTIMATED INITIAL VALUE OF THE NOTES

Our estimated initial value of the notes on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date will be determined based on market conditions at that time.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”). Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption. If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes. Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption. There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited. Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.